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                                                              Exhibit 99.d(xiii)

                 AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT

     This Amendment is made as of July 1, 2003 between Janus Capital Management LLC, a Delaware limited liability company ("JCM"), and HL Investment Advisors, LLC, a Connecticut limited liability company (the "Investment Manager").

                                   BACKGROUND

     A. JCM and Investment Manager are parties to a Sub-Investment Advisory Agreement dated April 30, 2003 (the "Agreement").

     B.   The parties wish to amend the Agreement as set forth below.

                                    AMENDMENT

     For good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

     1.   The following shall be added as Section 1(f) of the Agreement:

          "JCM will not consult with any other subadviser engaged by Investment Manager with respect to transactions in securities or other assets concerning the Fund or another subadvised fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a subadviser or its affiliates."

     2. The Agreement, as supplemented by this Amendment, is ratified and confirmed.

     3. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.


JANUS CAPITAL MANAGEMENT LLC              HL INVESTMENT ADVISORS, LLC


By:/s/ Bonnie M. Howe                     By:/s/ Kevin J. Carr
   --------------------------------          ---------------------------------
Name:  Bonnie M. Howe                     Name:  Kevin J. Carr
     ------------------------------            -------------------------------
Title: Vice President                     Title: Vice President
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